Exhibit 5.1

Brandon Fenn

+1 212 479 6626

bfenn@cooley.com

January 26, 2024

Tourmaline Bio, Inc.

27 West 24th Street, Suite 702

New York, NY 10010

Ladies and Gentlemen:

We have represented Tourmaline Bio, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 5,307,691 shares (the “Shares”) of the Company’s common stock, par value $0.0001, including up to 692,307 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-266875) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as provided in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

Phone: (212) 479 6000 Fax: (212) 479 6275

Tourmaline Bio, Inc.

January 26, 2024

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Brandon Fenn
Brandon Fenn

Cooley LLP 55 Hudson Yards New York, NY 10001-2157

Phone: (212) 479 6000 Fax: (212) 479 6275